      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 4, 1998

                                                     REGISTRATION NO. 333-63991

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549
                                   ---------------

                                   AMENDMENT NO. 2
                                         to
                                       Form S-3

                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                                   ---------------

                                ORYX TECHNOLOGY CORP.
                (Exact name of registrant as specified in its charter)



    DELAWARE                     3600                       22-2115841
(State or other        (Primary Standard Industrial      (I.R.S. Employer
jurisdiction           Classification Code Number)       Identification No.)
of incorporation
or organization)



                                  1100 Auburn Street
                              Fremont, California 94538
                                    (510) 492-2080

      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               MR. PHILIP MICCICHE
                             Chief Executive Officer
                              Oryx Technology Corp.
                               1100 Auburn Street
                            Fremont, California 94538
                                 (510) 492-2080

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                   -----------

                                   COPIES TO:

                             JERROLD F. PETRUZZELLI
                                 DAVID M. PIKE
                               Wise & Shepard LLP
                                 3030 Hansen Way
                        Palo Alto, California 94304-1006
                                 (650) 856-1200
                                 ---------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From Time To Time After The Effective Date Of This Registration Statement.

                                 ---------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /_/

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/

                         CALCULATION OF REGISTRATION FEE


Title of each class of                          Proposed              Proposed maximum       Amount of
  securities to be          Amount to be   maximum offering        aggregate offering      registration
     registered             registered     price per share (1)         price(1)               fee (1)

Common Stock,
par value $0.001            202,500         $0.59375                     $120,234           $ 35

Common Stock,
par value $0.001 (2)        234,546         $0.59375                     $139,262           $ 41

    TOTAL:                  437,046                                      $259,496           $ 76

(1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the high and low price for the Common Stock, $.001 par value per share (the "Common Stock") as reported by the National Association of Securities Dealers Automated Quotation System (SmallCap) ("NASDAQ") of $0.59375 on September 16, 1998.

(2) Represents shares issuable upon the exercise of Common Stock purchase warrants.

                                   ---------------

     THE REGISTRANT HEREBY UNDERTAKES TO AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED DECEMBER __, 1998

                                   PROSPECTUS

                              ORYX TECHNOLOGY CORP.

                         437,046 SHARES OF COMMON STOCK


     This Prospectus (the "Prospectus") relates to an aggregate of 437,046 shares of Common Stock, par value $.001 per share (the "Shares"), of Oryx Technology Corp., a Delaware corporation ("Oryx" or the "Company"), which may be sold from time to time by the entities listed as Selling Security Holders herein (the "Selling Security Holders"). See "Selling Security Holders." The Company will not receive any proceeds from the offering.

     The Shares may be offered for sale by the Selling Security Holders from time to time in the over-the-counter market, in the Nasdaq Small Cap Market, in privately negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shares may be sold by the Selling Security Holders directly to purchasers or through agents, underwriters or dealers. See "Selling Security Holders" and "Plan of Distribution." If required, the names of any such agents or underwriters involved in the sale of the Shares in respect of which this Prospectus is being delivered and the applicable agent's commission, dealer's purchase prices or underwriter's discount, if any, will be set forth in an accompanying supplement to this prospectus (a "Prospectus Supplement").

     The Selling Security Holders will receive all of the net proceeds from the sale of the Shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Shares. The Company is responsible for payment of all other expenses incident to the offer and sale of the Shares.

     The Selling Security Holders and any broker/dealers, agents, or underwriters which participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions, discounts or concessions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     On September 16, 1998, the closing bid price of the Common Stock, which is quoted on the Nasdaq Small Cap Market under the symbol "ORYX," was $0.59375 per share.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

THE SECURITIES OFFERED HEREBY INVOLVE A SIGNIFICANT DEGREE OF RISK. SEE "RISK FACTORS" AT PAGES 5 TO 10.

                                   ---------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ---------------

     SOME OF THE INFORMATION IN THIS PROSPECTUS, INCLUDING THE DISCUSSION OF THE COMPANY'S STRATEGY, PRODUCTION PLANS, DISTRIBUTION STRATEGIES AND VARIOUS STATEMENTS CONCERNING THE COMPANY'S PLANS FOR EXPANSION AND EXPECTATIONS FOR GROWTH FOR BOTH THE COMPANY AND THE MARKETS IN WHICH THE COMPANY COMPETES CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE CAPTION "RISK FACTORS" SET FORTH IN PART I OF THIS PROSPECTUS AND THOSE IDENTIFIED BY THE COMPANY FROM TIME TO TIME IN OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), PRESS RELEASES AND OTHER COMMUNICATIONS.


                 THE DATE OF THIS PROSPECTUS IS DECEMBER __, 1998.

                                  TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . .       3
Incorporation of Certain Information by Reference . . . . . . . . . .       4
Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      11
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . .      17
Selling Security Holders. . . . . . . . . . . . . . . . . . . . . . .      18
Plan of Distribution. . . . . . . . . . . . . . . . . . . . . . . . .      19
Description of Securities . . . . . . . . . . . . . . . . . . . . . .      19
Stock Transfer Agent. . . . . . . . . . . . . . . . . . . . . . . . .      22
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .      22
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      22
Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . .      22

                                   ---------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.


     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION TO ANY PERSON TO WHOM SUCH OFFER WOULD BE UNLAWFUL OR AN OFFERING OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER AT ANY TIME SHALL IMPLY THAT THE INFORMATION PROVIDED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

--------------------------
     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Securities and Exchange Commission.

     The Company has previously furnished and intends to furnish its stockholders with annual reports containing audited financial statements and may distribute quarterly reports containing unaudited summary financial information for each of the first three-quarters of each fiscal year.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. In addition, such reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the Nasdaq Small Cap Market, Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006, on which the Common Stock of the Company is quoted.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Shelf Registration Statement") under the Securities Act with respect to the offering of the Common Stock made hereby. This Prospectus does not contain all of the information set forth in the Shelf Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Shelf Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Shelf Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Shelf Registration Statement may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission upon the payment of the fees prescribed by the Commission. In addition, copies of the Shelf Registration Statement may be obtained from the Commission's World Wide Web site at http://www.sec.gov.

                  INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:


     1. The Company's Annual Report on Form 10-KSB as amended by Forms 10-KSB/A1, 10-KSB/A2 and 10-KSB/A3 for the fiscal year ended February 28, 1998;



     2. The Company's Quarterly Report on Form 10-QSB for the quarter ended May 31, 1998 and the Company's Quarterly Report on 10-QSB, for the quarter ended August 31, 1998, as amended by Form 10-QSB/A1;


     3. The Company's Current Reports on Forms 8-K filed with the Commission on March 16, 1998 and March 23, 1998; and

     4. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on December 13, 1993, as amended, including any amendment or report filed for the purpose of updating such description.

     All reports and other documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such reports or other documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of any and all documents that have been incorporated by reference herein, other than exhibits to such documents, may be obtained upon request without charge from the Company's Chief Financial Officer, Mitchel Underseth, 1100 Auburn Street, Fremont, California 94538, (510) 492-2080. Please specify the information desired when making such request. The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the documents or portions of documents incorporated by referenced into this Prospectus.

                                  RISK FACTORS

     The securities offered hereby involve a high degree of risk. It is impossible to foresee and describe all the risks and business, economic and financial factors which may affect the Company. Prospective investors should carefully consider the risk and speculative factors, as well as other matters set forth elsewhere in this Prospectus, before making an investment in the Company.



HISTORY OF UNPROFITABILITY; RECENT OPERATING LOSSES AND ACCUMULATED
DEFICIT


     Since its initial public offering in April 1994, the Company has not been profitable on a quarterly or annual basis except for the quarters ended May 31, 1996, August 31, 1996 and November 30, 1996. At August 31, 1998, the Company had an accumulated deficit of $17,676,000. The Company anticipates modest operating losses to continue for the remainder of the fiscal year ending February 28, 1999 and continuing for the first half of the fiscal year ending February 28, 2000. However, the Company anticipates that it will become profitable during late fiscal year 2000, provided trial demonstrations of a lowered manufacturing cost for its SurgX technology is successfully implemented and SurgX's licensees are successful in marketing SurgX's products.


RESTRUCTURING OF COMPANY OPERATIONS; COMPANY DOWNSIZING


     In fiscal 1998, the Company undertook substantial restructuring of its operations, such that the majority of the Company's activities may properly be deemed "developmental." In the course of selling various business units, Oryx Power Products Corporation and the test equipment portion of the Instruments and Material business, the Company disposed of these operations which had accounted for a substantial majority of its revenues. While the Company believes that this downsizing will substantially reduce its losses and enable it to focus on key strategic businesses, the actual impact cannot be certain. In the absence of increased sales from its remaining businesses, and key technology developments, such restructuring may have sharply reduced the Company's revenues while not yet creating opportunities to offset the lost revenues.


LIQUIDITY AND CAPITAL RESOURCES; UNCERTAINTY REGARDING COMPANY'S ABILITY TO RAISE ADDITIONAL CAPITAL


     The Company's working capital decreased from $7,406,000 at February 28, 1997 to $1,501,000 at February 28, 1998 primarily due to operating losses. The Company's ratio of current assets to current liabilities was 3.7:1 at February 28, 1997 and 1.6:1 at February 28, 1998. At February 28, 1998 the Company had $129,000 outstanding under its Inventory credit line related to continuing operations. As of August 31, 1998, the Company had no outstanding borrowings under its Inventory credit line or any other credit lines. In February 1998 and March 1998 the Company sold its majority interest in its Instruments and Materials subsidiary and the business of its Power Products subsidiary. These two actions substantially reduced the Company's on-going operating losses and provided sufficient capital to meet its current fiscal 1999 operating plan. However, in the event the Company does not meet its current operating plan and it requires additional equity or attempts to raise capital through an asset sale or development contract, there can be no assurance that such transactions can be effected in a timely manner to meet all of the Company's needs, or at all, that any such transaction will be on terms acceptable to the Company or in the interest of its stockholders or that these events will not have a material impact on the financial results of the Company.

RISKS OF NEW PHASE OF DEVELOPMENT

     During fiscal 1998, the Company amended its licensing agreement with Bussmann, a division of Cooper Industries ("Bussmann") in addition to other considerations, to receive funding of $1,700,000 for continued development activities for SurgX's board level ESD protection technology. These funds were primarily exhausted in February 1998 and the Company revamped its development efforts to bring its operating costs in line with projected available funds. As a result of these steps, substantially all development activities related to on-chip ESD protection was halted. The Company believes it is employing adequate resources to support product enhancements for on-board ESD protection and will increase development efforts if development funds become available. In September 1998, joint development efforts with Bussman resulted in demonstration trials of two low-cost manufacturing processes. If these processes can be successfully implemented in a manufacturing environment, one process has the potential of reducing product costs by as much as 60% and the other process may ultimately result in a five-to-ten fold decrease in product costs. However, there can be no assurances that these demonstrated processes can be transferred to the manufacturing process or that such processes will prove reliable once incorporated into manufacturing. Further, to the extent additional development is required, there can be no assurance that the Company will be able successfully to raise the necessary development funds or that these enhancements can be commercialized or developed into financially viable businesses. Development results in the future will be influenced by numerous factors, including the availability of funding, technological developments by the Company, its customers and competitors, increases in expenses associated with product development, market acceptance of the Company's products, the ability of the Company successfully to control its costs of development, overhead and other costs, the capacity of the Company to develop and manage the introduction of new products, and competition.


SIGNIFICANT CUSTOMER DEPENDENCE; NO ASSURANCE OF FUTURE ROYALTY PAYMENTS


     The Company entered into two exclusive license agreements for use of its SurgX technology for ESD protection on discrete components and connector arrays. The Company receives a royalty equal to a percentage of each licensee's gross profit on sales of products utilizing the SurgX technology. While the Company has assisted and will assist the licensees in their efforts to exploit this technology, the Company's future royalties are currently based solely upon the successful sales, marketing and manufacturing efforts of its licensees. While the license agreements contains minimum annual royalty payment requirements for the licensees to maintain their exclusive rights, there can be no assurances that the licensees will pay the minimum royalty or that these minimum payments will provide enough liquidity to continue to support the Company's operations. In the case of Bussmann, minimum royalty payments through 2001 have been prepaid to maintain exclusivity pursuant to an amended license agreement. There can be no assurances that the Company will receive any additional royalty payments from Bussmann through 2001 since Bussmann would have to be successful in selling SurgX products exceeding the minimum royalty payments, and at present, such sales have not yet been material. To date, Bussmann has shipped limited quantities of product incorporating SurgX technology. However, no product utilizing the new reduced-cost trial processes has been shipped. The Company expects, if these reduced cost processes are successfully commercialized, to deliver its first commercially available product utilizing either one these processes by March 1999. However, there can be no assurances that these processes can be successfully implemented in the manufacturing process.


RELIANCE ON THIRD PARTY MANUFACTURERS


     The Company relies on third-party manufacturers for the supply of substantially all key components for its products. In the case of the materials division, it relies on Toyo Tansco USA for its raw materials for sputtering target assemblies and Heraeus Precision Engineering PTE, LTD for paste for metallizing the raw material. While reliance on a single supplier involves several risks, including without limitation, a potential inability to obtain an adequate supply of required components and reduced control over pricing, quality, cost, and timely delivery of components, the Company believes its sole source arrangement has provided a lower cost, higher quality product than sourcing material from multiple sources. However, any inability to obtain adequate deliveries or any other circumstances that would require the Company to seek alternative sources of supply could lead to disruption of the operations of the Company, product deficiencies, unanticipated and fluctuating expenses, unpredictable revenues, and may have a material adverse effect on the Company's business and operations.


NEW PRODUCTS AND TECHNOLOGICAL CHANGES; UNCERTAINTY AS TO FUTURE RESEARCH AND DEVELOPMENT FUNDING


     The developments design and manufacture of technology constantly undergoes rapid and significant change. The Company's success will depend upon its ability to maintain a competitive position with respect to its proprietary and other enhanced technology and to continue to attract and retain qualified personnel in all phases of its operations. The Company's business is, to a large degree, dependent upon the enhancement of SurgX's current technology. Critical to the Company's success and future profitability will be its capacity to improve these technologies. Product development and enhancement involve substantial research and development expenditures and a high degree of risk, and there is no assurance that the Company's product development efforts will be successful, will be accepted by the market, or that such development efforts can be completed on a cost-effective or timely basis, or that there will be sufficient funds to support development efforts. There can be no assurance that future technological developments will not render existing or proposed products of the Company uneconomical, obsolete or that the Company will not be adversely affected by competition or by the future development of commercially viable products by others.


     To date, the Company's research and development program has been supported by government contracts and, to a lesser extent, development funding contracts with customers and other third parties. As of October 31, 1998, substantially all funds for government and other third party contracts have been received and used by the Company. The Company is completing the final phases of two government contracts with the Department of Defense ("DOD") and the Office of Naval Research and is continuing to work on two small development contracts with third parties. The Company is actively seeking additional contracts with strategic partners, however, the Company is not currently investigating or petitioning any government agencies for development contracts. While the Company has, in the past, been successful in securing such contracts, there can be no assurances that the Company will be successful in entering into such contracts in the future.


FLUCTUATIONS OF QUARTERLY OPERATING RESULTS


     The Company's quarterly operating results have in the past been, and will in the future be, subject to significant fluctuation. The Company's operating results are impacted by numerous factors, such as, market acceptance of the Company's SurgX' products, its licensees' continued marketing, sales and financial support of SurgX technology, containment of development costs, the level of activity of the disk drive industry, purchasing patterns of OEMs and other customers, delays in, or failures to receive, orders due to customer financial difficulties, and overall economic trends. In addition, customer orders may involve design in requirements, thus making the timing of customer orders difficult to predict and uneven. Any delay or failure to receive anticipated orders, or any deferrals or cancellation of existing orders, would adversely affect the Company's financial performance. The Company's expense levels are based in part on its expectations as to future revenues and, in particular, the successful launch of SurgX products by its licensees and the recovery of the disk drive industry. The Company may be unable to adjust spending in a timely manner to compensate for any delay in product development, or revenue shortfall, or the recovery of the disk drive industry. Accordingly, operating results in any one quarter could be materially adversely affected by, among other factors, a failure to receive, ship or obtain customer acceptance of sufficient orders in that quarter, and any weakening in demand for the Company's products or delays in acceptance of the SurgX's technology could have a material adverse effect on the Company's operating results.

INVENTORY BACKLOG; RELIANCE ON LICENSING REVENUE


     Backlog at the beginning of a quarter typically does not include all sales required to achieve the Company's sales and operating targets for a quarter, which targets depend on the Company's shipping orders scheduled to be sold during that quarter. The terms of customer purchase orders generally provide that the customer may delay a substantial portion of the order with limited notice and with little or no penalty. The Company has experienced rescheduling in the past and expects that it will experience such changes in the future. Moreover, as the Company transitions to a licensing operation for the majority of its revenues, it will have far less direct control over shipments of products resulting in revenues to it, and hence, less visibility as to financial performance and projected earnings, if any. In such case, the Company will have to rely on the success of its licensees, Bussmann and Iriso, a Japanese connector manufacturer ("Irisio"), in selling products incorporating the Company's technology.

COMPETITION

     The Company is engaged in certain highly competitive and rapidly changing segments of the electronic components industry in which technological advances, costs, consistency and reliability of supply are critical to competitive position. In addition, the competition for recruitment of personnel in the technologically-advanced manufacturing industry is continuous and highly intense. The Company competes or may subsequently compete, directly or indirectly, with a large number of companies which may provide products or components comparable to those provided by the Company. In addition, many present or prospective competitors are larger, better-capitalized, more established and have greater access to resources necessary to produce a competitive advantage.


DEPENDENCE ON PROPRIETARY TECHNOLOGY


     The Company relies on a combination of patent, copyright, trademark and trade secret laws, non-disclosure agreements and other intellectual property protection methods to protect its proprietary technology. SurgX has patented its two primary patents in the U.S., the European Patent Office (Australia, Belgium, Switzerland, Liechtenstein, Germany, Denmark, France, United
Kingdom, Spain, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Sweden), Canada, Japan, Australia, Vietnam, Singapore, Korea and Mexico. The Company's patents will not be protected in countries in which it has not filed for patent protection. There can be no assurance that any existing or subsequently obtained patents will provide the Company with substantial competitive advantages, or that challenges will not be instituted against the validity or enforceability of any patents owned by the Company, or if initiated, that such challenges will not be successful. To the extent that the Company wishes to assert its patent rights, there can be no assurance that any claims of the Company's patents will be sufficient to protect the Company's technology, and the cost of any litigation to uphold the validity of a patent and prevent infringement can be substantial even if the Company prevails. In addition, there can be no assurance that others will not independently develop similar technologies, duplicate the Company's technology, or legitimately design around the patented aspects of the Company's technology. Competitors or potential competitors may have filed applications for or received patents, and may obtain additional patents and proprietary rights relating to technology competitive with that of the Company. Furthermore, if additional patents do not issue from present or future patent applications, the Company may be subject to greater competition.


     In certain cases, the Company also relies on trade secrets to protect proprietary technology and processes which it has developed or may develop in the future. There can be no assurance that secrecy obligations will be honored or that others will not independently develop similar or superior technology. The protection of proprietary technology through claims of trade secrets status has been the subject of increasing claims and litigation by various companies, both in order to protect proprietary rights, and for competitive purposes, even where proprietary claims are unsubstantiated. The prosecution of proprietary claims or the defense of such claims is costly and uncertain given the rapid development of the principles of law pertaining to this area.

NO DIVIDENDS ON COMMON STOCK

     The Company has not paid any cash dividends on its Common Stock since its inception and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. The future payment of dividends is directly dependent upon future earnings of the Company, its financial requirements and other factors to be determined by the Company's Board of Directors, as well as the possible consent of lenders, underwriters or others. For the foreseeable future, it is anticipated that any earnings which may be generated from the Company's operations will be used to finance the growth of the Company and will not be paid to holders of Common Stock.

RISK OF SIGNIFICANT DILUTION

     The Company retained Yorkton Securities, Inc. ("Yorkton") to act as placement agent pursuant to that certain Agency Agreement dated as of December 4, 1996 and amended as of January 23, 1997 (the "Agency Agreement"). Under the terms of the Agency Agreement, the Company issued Yorkton warrants to purchase 90,730 and 72,800 shares of Common Stock for a per share exercise price of $1.90 (the "Yorkton Warrants"). The Yorkton Warrants are exercisable for a period of five years from the date of each closing of the Regulation S offering.


     On February 27, 1998 the Company entered into a financing arrangement with KBK Financial, Inc. ("KBK") which provided the Company with a six-month bridge loan for an amount up to $1,000,000. In consideration for this loan, the Company issued warrants to KBK to purchase 174,546 shares of Common Stock at a per share price of $1.15. The Warrants are exercisable for a period of three years from the inception date of the bridge loan agreement.


     Effective August 7, 1998, the Company entered into a Market Access Program Marketing Agreement with Continental Capital & Equity Corporation pursuant to which the Company is obligated to issue 202,500 shares of its Common Stock, subject to an escrow provision expiring on August 1, 1999, and a warrant to purchase 60,000 shares of the Company's Common Stock at an exercise price of $1.09 per share with a term of twenty-four months from the date of issuance.

     As a result of these and various other transactions previously entered by the Company, as of August 31, 1998, there were convertible securities and warrants and options of the Company currently outstanding for the conversion and purchase of up to approximately 7,724,986 shares of Common Stock. These represent significant additional potential dilution for existing stockholders of the Company. These underlying shares of Common Stock are not included in currently outstanding shares. In addition, as a result of the anti-dilution provisions included in certain of these derivative securities, there may be further dilution based on the price that the Company issues other securities in the future.

VOLATILITY OF STOCK PRICE

     The market price of the Company's Common Stock has fluctuated substantially since the Company's initial public offering in April 1994. The Company believes that a variety of factors could cause the price of the Company's Common Stock to continue to fluctuate substantially, including, for example, announcements of developments related to the Company's business, liquidity and financial viability, fluctuations in the Company's operating results and order levels, general conditions in the industries served by the Company, the technology industry in general or the United States or worldwide economy, announcements of technological innovations, new products or product enhancements by the Company or its competitors, developments in patents or other intellectual property rights, and developments in the Company's relationships with its customers, distributors and suppliers. In addition, in recent years, the stock market in general and the market for shares of small capitalization stocks in particular has experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies. Such fluctuations could adversely affect the market price of the Company's securities and ability to obtain additional financing.

POTENTIAL NASDAQ DELISTING


     The Company has received a notice from Nasdaq that the Company's Common Stock will be subject to delisting from the Nasdaq Small Cap Market, effective with the close of business on November 26, 1998 unless the Company's Common Stock has a closing bid price of $1.00 per share for ten consecutive trading days prior to November 26, 1998 or Nasdaq grants the Company a stay of delisting pursuant to the Nasdaq rules. As of November 26, 1998, the closing bid price of the Company's Common Stock has not been above $1.00 per share for ten consecutive trading days. If the Company's Common Stock is delisted, the Common Stock will be traded on the "pink sheets" and the Company may be subject to the "penny stock" rules promulgated by the SEC, which require, among other things that, prior to any transaction in the Company's Common Stock by a broker or dealer, that such broker or dealer provide its customer with a disclosure document summarizing certain risks of investing in penny stocks and obtains from the customer a signed written acknowledgement of receipt of the document. Further, any broker or dealer effecting a transaction in the Company's Common Stock must disclose the bid and offer quote for the stock as well as the broker or dealer compensation in connection with such transaction. Delisting of the Company's Common Stock from the Nasdaq Small Cap Market may make it more difficult to trade the Company's shares and for the Company to raise funds through the issuance of stock. The Company has applied for a hearing with Nasdaq regarding the delisting of the Company's Common Stock and the Common Stock will continue to be listed on the Nasdaq Small Cap Market pending a determination made at such hearing. The Company has also called a special meeting of stockholders to approve a five for one reverse stock split as one alternative method of increasing the per share price of the Company's Common Stock. See SPECIAL MEETING OF STOCKHOLDERS.


AUTHORIZATION OF NEW SERIES OF PREFERRED STOCK AND POTENTIAL ADVERSE EFFECT ON COMMON STOCK; ANTI-TAKEOVER EFFECT OF ISSUANCE OF PREFERRED STOCK


     The Board of Directors is authorized to issue shares of preferred stock and to fix the dividend, liquidation, conversion, redemption and the rights, preferences and limitation of such shares without any further vote or action of the stockholders. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power of other rights of the holder of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging and delaying or preventing a change of control of the Company. As of August 31, 1998 the Company had 4,500 shares of Preferred Stock outstanding with an obligation to pay dividends thereon at the rate of $0.50 per share per annum. Each share of Preferred Stock may be converted, at the option of the holder, into approximately 11.67 shares of Common Stock. Although the Company has no present intention to issue any additional shares of its preferred stock, there can be no assurance that the Company will not do so in the future.


     YEAR 2000 ISSUE



     Many currently installed computer systems, software products and other equipment utilizing microprocessors are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish twenty-first century dates from twentieth century dates. This is commonly referred to as the "Year 2000 issue."



     The Company is aware of the Year 2000 issue and has commenced a program to identify, remediate, test and develop plans to address the Year 2000 issue. The Company has no legacy mainframe or mini-computer systems. Corporate networks and computing hardware operate exclusively on Novell Netware and MicroSoft Windows Operating Systems. The Company relies on its fully integrated Macola Progression MIS system for all accounting, manufacturing, and procurement functions. The Company does not currently make use of EDI or other forms electronic data exchange (other than e-mail) with any of its customers, business partners, financial institutions or suppliers. Further, the Company has no substantial data collection, automated manufacturing, or automated testing systems which could be materially adversely affected by Year 2000 problems.



     As of October 31, 1998, the Company had completed several Year 2000 projects, including upgrade of the Novell Network Operating systems and tape backup software, evaluation of workstations for Year 2000 compliance, evaluation of the Company's MIS system and testing of beta software for the MIS system, evaluation of the Company's email and servers, evaluation of network routing, interconnect, and firewall hardware and software compliance and evaluation of the Company's telephone and voicemail equipment. The Company's review of the Year 2000 issue with respect to its internal systems preliminarily indicates no material problems.



     As of October 31, 1998, the following Year 2000 projects are in process: completion of the new email system and the conversion of email from the old system (expected completion date is December, 1998), installation of Netcellent (MACOLA) V6.7 MIS system update to convert all databases to Year 2000 compliant formats (expected completion date is January, 1999), development of a list of critical vendors and identification of any material vendor problems (expected completion is March, 1999) and evaluation of equipment containing embedded controllers (ongoing during 1998 and 1999). As of October 31, 1998, the Company's aggregate expenditures (excluding employee costs) in connection with Year 2000 compliance have been less than $10,000 and the Company estimates that the total cost of its Year 2000 projects will be approximately $50,000.



     The Company has also initiated discussions with Bussmann and Irisio, the Company's primary licensees, with respect to their state of readiness for year 2000. The Company has not yet completed its evaluation of Year 2000 compliance by Bussmann and Irisio and, upon completion of such review, will develop contingency plans if Bussmann or Irisio is not Year 2000 compliant.



     The Company currently does not anticipate that the cost of Year 2000 compliance will be material to its financial condition or results of operations. However, satisfactorily addressing the Year 2000 issue is dependent on many factors, some of which are not completely within the Company's control. Should the Company's internal systems or the internal systems of one or more significant vendors, manufacturers or suppliers fail to achieve Year 2000 compliance, the Company's business and its results of operations could be adversely affected. The failure to correct a material Year 2000 problem could result in an interruption in, or failure of, certain normal business activities or operations. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third-party suppliers and customers, the Company is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on the Company's result's of operations, liquidity or financial condition. However, in the event that the Company's primary licensees, Bussmann and Irisio, or their respective customers or vendors suffer a material interruption in business activity due to computer malfunctions resulting from Year 2000 noncompliance, licensing revenues to the Company from Bussmann and/or Irisio and the Company's financial condition could be materially adversely affected. The Company's Year 2000 compliance project is expected to significantly reduce the Company's level of uncertainty about the Year 2000 issue and, in particular, about the Year 2000 compliance and readiness of third parties it deals with. The Company believes that, with the implementation of new business systems and completion of the project as scheduled, the possibility of significant interruptions of normal operations should be reduced.



     Readers are cautioned that forward-looking statements contained in the Year 2000 Update should read in conjunction with the Company's disclosures about forward-looking statements immediately proceeding to the Table of Contents.

                                   THE COMPANY

INTRODUCTION

     Oryx Technology Corp. ("Oryx" or the "Company") restructured its operations during fiscal 1998. Through fiscal 1998, the Company designed, manufactured and marketed specialized components, analytical equipment and instrumentation products for original equipment manufacturers ("OEMs") in the information technology industry. This industry includes office equipment, computers, telecommunications and consumer electronics. During fiscal 1998, the Company operated three majority owned subsidiaries, focusing in three distinct market segments: (i) power conversion products (Oryx Power Products Corporation), (ii) electrical surge protection products (SurgX), and (iii) materials analysis and test equipment and specialized materials products (Oryx Instruments and Materials Corporation). During fiscal 1998 the Company embarked upon a major restructuring program which resulted in the sale on February 27, 1998 of the test equipment portion of the business of Oryx Instruments and Materials Corporation ("Instruments and Materials" or "Instruments") and the sale on March 2, 1998 of substantially all of the assets of Oryx Power Products Corporation.

     Effective with the 1999 fiscal year (ending February 28, 1999), the Company has restructured itself as a materials based business. Today, Oryx designs, licenses and sells its proprietary technologies to provide electrostatic discharge (ESD) protection and to coat materials used in the disk drive industry (with Intragene-TM-, a patented process, and other ceramic metallization and joining systems products).


     Oryx' customer base for its current product lines includes the following
OEMs: MMC Technology Inc., Read Rite Corp., Seagate Technology, Inc.,
Western Digital Media Corporation, Matsubo Company LTD, Heraeus Precision Engineering PTE, LTD and Western Digital Corp. Bussman is a licensee of the SurgX technology and the following customers individually represented more than 10% of the Company's total revenue and, as a group, represented 81% of the Company's revenue of the Materials business unit for the six months ended August 31, 1998: Heraeus Precision Engineering PTE, LTD, Matsubo Company LTD, MMC Technology, Inc. and Western Digital Corporation. The Company currently plans to market its existing product lines to these and other OEMs during fiscal 1999.


     The Company is finishing two programs, "Joining of Composites" with the Department of Defense ("DOD") and "Novel Surge Suppression Devices" with the Office of Naval Research, and plans to pursue further development programs with major companies in or supporting the information technology industry. Research and development net expenses were $2,669,000 and $2,157,000 for the years ended February 28, 1998 and 1997, respectively. In fiscal year 1998, the Company recognized development funding of $1,307,000 received from non-government third parties to assist in the development of certain products, as an offset to its research and development expenses. This compares to $1,107,000 of development funding in fiscal year 1997. The
Company has research government contracts in which $716,000 and $627,000 of revenue and $734,000 and $422,000 of cost of sales were recognized under these contracts for the years ending February 28, 1998 and February 28, 1997, respectively.


     The Company's predecessor, Advanced Technology, Inc. ("ATI"), was incorporated on April 21, 1976 in New Jersey. On July 25, 1993, ATI formed the Company as a wholly-owned Delaware subsidiary, and on September 29, 1993, ATI merged into the Company.

                                 SURGX CORPORATION

     SurgX Corporation ("SurgX") is currently the principal subsidiary through which the Company designs, manufactures and sells its surge protection technology. The underlying technologies developed by SurgX are licensed exclusively to two licensees, Bussmann, a division of Cooper Industries and Iriso, a Japanese connector manufacturer. Products manufactured by these licensees utilizing SurgX's proprietary technology are sold to OEMs in the computer and electronics industries to provide protection against ESD events through connectors and discretes at the printed circuit board level.

BACKGROUND

     As the information technology industry increases capacity, speed and performance, it is simultaneously moving toward faster circuit performance, smaller chip geometries and using lower operating voltages. These developments have been accompanied by increases in both product susceptibility to failure from over-voltage threats as well as more widespread incidences of such threats. Failure to address these problems can result in the destruction of chips and circuitry. These threats can originate from inside or outside the products and can arise from such factors as human body electrostatic discharge, induced lightning effects, spurious line transients and other complex over-voltage sources. During the last decade, new products emerged to address this need to protect integrated circuits from ESD. Related specialized products range from wrist straps worn by electronics assembly workers, to special anti-static packaging of both components and sub-assemblies and on board level protection devices such as diodes, varistors and other surge protection devices.


     The global market for all surge protection devices is predicted to reach $1.9 billion in calendar 1998, and is comprised of some mature devices such as gas discharge tubes, varistors, "TVS" (transient voltage suppression), diodes and thyristors. The key markets using surge protection devices and technologies are telecommunication, automotive and computers. Sales of surge protection devices are split between 40% for varistors, 40% for diodes, and 20% for gas discharge tubes and surge resistor networks.



     Gas Discharge Tubes (GDT's), Varistors, TVS Diodes and Thyristors are all used as protection from overvoltage transients. SurgX is also used as protection from overvoltage transients. SurgX is an emerging transient protection device based on polymer technology.



     GDT's are traditionally used for protection of signal lines such as phone lines, computer data line communications and antennae because their low capacitance does not interfere with the band width of high frequency communication circuits. GDTs are also used for the protection of AC powerlines since they can handle high currents. GDT's are inherently bipolar, have low capacitance, in the .5 to 2pF range, and handle the high currents in the 5 to 20,000 amps range. Negatives of the GDT are their slow turn on, which allows some of the over voltage pulse to get through and damage sensitive electronics and the difficulty in turning them off after the transient has ended.



     Varistors are typically used for protection of electronic components from transients generated on the power lines supplying electronic systems. The varistor is bipolar in nature but has the largest capacitance of the common overvoltage protection devices, commonly ranging between 200 to 10,000pF. As long as the varistor is large enough, it can handle high currents. Varistors typical response time is cited are slow due to the parasitic inductance of the package and leads required to handle large currents.



     Diodes offer the tightest clamping voltage of the overvoltage protection devices and fastest response times of the standard circuit protection devices. For this reason diodes have been the preferred device for the final stage of protection for fragile devices such as integrated circuits. Diodes are used extensively in printed circuit board application in communications, computer, industrial and automotive electronics. Diodes have very fast response times, nanosecond or less, depending on the package, but they are not bipolar, and those diodes designed to protect against large overvoltages are large and have high capacitance. Capacitance's are commonly greater than 50 to 100's of pF.



     A thyristor is typically used for over current surge protection. Within the thyristor line are Sidac's which are used for overvoltage protection. SIDACs stem from the thyristor line of components. Basically, a Sidac operates as fast as a Zener (diode), but also has the surge handling capability similar to or exceeding that of a zinc oxide varistor.



     SurgX is an overvoltage protection component which is designed for extensive use on printed circuit boards for many of the same applications as the diode addresses. Like the Varistor and the GDT, SurgX is bipolar in nature, allowing a single SurgX component to replace 2 diode devices. The capacitance of SurgX devices is typically less that 1 pF, lower than that of any of the standard overvoltage protection components. SurgX devices can therefor be used at high frequencies without interfering with signals. The low capacitance is particularly important as the frequencies of today's electronics go beyond 100 mega hertz, since most diodes will interfere with the electronic signals above 100 megahertz, and varistors are not used on high frequency signal lines because they interfere at even lower frequencies. The slow response time of the GDT prohibits their use even though they have the low capacitance required.



     SurgX is used as a diode replacement in ESD overvoltage transient applications since it has nanoseconds response, with a fold back trigger response similar to a Sidac, low capacitance, a very small footprint, lower leakage current than either a diode or a varistor, and high current shunting capability. In larger packages with larger electrodes, the energy handling capability of SurgX is enhanced allowing its use in applications such as modems where GDT's and Varistors would typically be used.



     Though proven for performance and reliability, each of these technologies has only a narrow range of application. In addition, none achieves the desired combination of high speed, elevated power handling capability, low clamping voltage and low capacitance. Furthermore, present conventional devices and methodologies are expensive for use on all signal lines on a given circuit board. The major suppliers for surge protection products include General Instrument Corp., Harris Semiconductor, Inc., Motorola Corp., Panasonic, Shinko and Siemens Components, Inc.


BUSINESS

     In 1993, the Company assembled a product design team for the development and manufacture of a family of specialized components designed to protect integrated circuits, integrated circuit modules, and assembled printed circuit boards. The Company completed preliminary prototypes of its SurgX-TM- products in fiscal 1995 and first production releases were shipped in the beginning of calendar year 1998.

     The proprietary SurgX technology for over-voltage protection is comprised of a specialized polymer formulation containing inorganic solids, metal particles and adhesion-promoting agents which can be tailored for use against surge threats with different voltage and power levels. The Company continues to optimize the electrical performance of the technology to stay abreast of the fast changing requirements of the industry. In 1996, the formulations designed in 1994 were modified to fit unique requirements of the Bussmann manufacturing process, and to improve response voltage performance.

     As part of its efforts to establish brand name recognition for its SurgX product line, the Company intends to register unique names for its products with different applications. For instance, the trademark SurgX-TM- was registered with the US Patent and Trademark Office on March 17, 1998. The Company is in the process of filing statements registering SurgTape-TM-. SurgTape-TM- should be registered shortly after such filing. The Company has also initiated the trademark application process for SurgFlex-TM-.


     The original two patents filed by the Company in 1995 on manufacturing processes, methods of making the SurgX compositions, materials and on devices have been divided up by the patent office into eleven different inventions for filings as individual patents. To date, three of these patents have been filed and a fourth is drafted for filing. In May 1998, the Company received notice from the Patent Office that the patent on the method of manufacturing has been approved and will be issued on or around September, 1998. In 1997, foreign filings were initiated in 10 countries plus Europe on the two original patents. Except for the grant of both applications by Singapore, all of the foreign patents are in process. A third patent on surface mount devices and connector component designs was filed in the US in 1996, and in Europe in 1997. In 1998, two additional patents on overvoltage protection inside the IC package were prepared for filing. As SurgX products are commercialized, the Company plans to review for filing the relevant invention disclosures from 1996 and 1997. These disclosures cover significantly proprietary art in devices, processes and materials.


     SurgX's approach to the market had consisted of two parallel paths. The first product group was based on board-level ESD protection, incorporating SurgX's liquid polymer-based material into discrete ESD protection devices. These products are now being produced and sold in limited quantities by Bussmann and IRISO. The second product group, SurgTape-TM-, was intended to provide on-chip protection by placing SurgX-based tape inside the IC package on the leadframe. This product has not been commercially developed successfully to date and development efforts have been shifted to develop SurgTape-TM- for use in board level protection by applying it on discrete ESD protection devices. However, due to limited development resources of the Company, development efforts on SurgTape-TM- have been curtailed.


     SurgX is a polymer technology for over-voltage protection. Other companies having similar technologies and are competitive with Surgx and its licensees, Bussman and Irisio include G & H Technology, Inc., and Littlefuse, Inc. In addition, SurgX also competes directly with conventional over-voltage transient protection manufacturers such as General Instrument Corp., Harris Semiconductor, Inc., Motorola Corp., and Siemens Components, Inc. The competitive conditions in transient voltage protection vary somewhat by market segment. The markets addressed by SurgX are similar to those addressed by diodes. Major markets for the diode transient voltage suppressors are computers, telecommunications and automotive. Within these markets the very most important use criteria tends to be cost. After cost, the level of capacitance, response time, size, energy handling and leakage current are important criteria. It is on these criteria that SurgX and other transient voltage suppressors will compete. The Company believes the low cost manufacturing process it has developed combined with low cost substrates will allow production costs that are competitive with diode production costs. Since SurgX is bi-directional, and a diode is unidirectional, two diodes are required to give the same protection as a single SurgX unit. This gives SurgX a cost and a size advantage. SurgX also believes the SurgX technology has lower capacitance and leakage current than diodes. SurgX will compete on production capacity and delivery through the production capabilities of its licensees, Bussmann and IRISO. The Company believes that SurgX technology has competitive advantages over traditional over-voltage protection devices including lower capacitance, smaller footprint on the board and potential lower cost. However, there can be no assurances that customers will value the advantages of SurgX technology such that they will change from the current over-voltage protection devices in use currently.



     Within the industry, competition is on pricing, performance and also on production capacity capability and delivery times.


     The Company is directing substantially all of its development efforts to achieve lower response voltage performance and cost reductions in manufacturing and packaging processes for the board level protection product. It is the Company's belief that if these improvements can be realized, it will expand the number of markets which SurgX's technology can address. Efforts to develop SurgTape-TM- for on-board level protection, laser machining techniques and alternate substrate manufacturing methods have been/and are methods the Company is pursuing to achieve these objectives. However, there can no assurances these technologies can be commercially developed or that customers will accept these products as solutions for ESD protection.

     The discrete diode is the primary market addressed by SurgX. This market is forecast to be approximately $700 million in 1998 with a growth rate predicted between 9% to 10% annually. To a lesser extent, SurgX will seek to participate in the varistor market, approximately the same size as the diode segment. The low capacitance requirement of ESD protection devices in many circuit designs will provide the initial entry into this market segment. With further product development, SurgX intends to address the larger, overall ESD protection market.

     SurgTape-TM- was conceived as an inexpensive, on-board surge protection device for direct installation into the IC package. Due to inconclusive initial development trials, insufficient funding and the need to develop a more easily manufacturable version of SurgTape-TM- as an improved alternative to current board-level protection techniques, efforts to develop SurgTape-TM- for on-chip protection have been suspended. Management believes that the development of low cost, small size, and easy to use SurgTape-TM- or variation of SurgTape-TM- for application inside the integrated circuit package remains a viable alternative to existing ESD protection devices; however, given the Company's resource constraints, the Company will continue this development effort only if technology improvements are realized and development funds are available. There can be no assurance that SurgX-TM- will be able to raise development funding, that SurgTape can be commercially developed, or that IC manufacturers will embrace this technology and replace or supplement existing on-chip ESD protection devices with SurgTape-TM-.

PRODUCTS AND DISTRIBUTION

     In fiscal year 1996, a strategic review of the SurgX business was undertaken as part of the Company's overall business review. The Company determined that it would be more efficient to establish a relationship with an experienced corporate partner who could provide the necessary high volume manufacturing and distribution channels.

     In fiscal year 1997, an exclusive, world wide (except for Japan) license was granted to Bussmann for the manufacture and marketing of SurgX surface mount and connector array components. In consideration for this license, Bussmann paid $750,000 in development funding, and, subject to terms of the license agreement, will pay royalties for approximately 11 years to SurgX based upon Bussmann's sales of surface mount components and connectors. In September of 1997, this license agreement was amended, extending the term of the agreement to 20 years, granting the rights to Bussmann for SurgTape for board-level ESD protection and providing SurgX with $1,700,000 (in the form of non-refundable minimum royalties) of funding for the development and commercialization of SurgTape-TM-. If SurgTape-TM- is successfully commercialized, this product will be marketed by Bussmann under the SurgX trademark.

     Bussmann is a leading manufacturer of fuses, and, prior to entering the license agreement with SurgX, was seeking new circuit protection technology. Bussmann's target market for SurgX is the rapidly growing electronics market. Since the signing of the initial license agreement in July 1996, Bussmann has taken on the manufacturing of SurgX components using liquid SurgX manufactured by SurgX and the product launch with the Bussmann sales and marketing organization was initiated in early calendar year 1998 with limited quantities currently being shipped.

     In November 1997, Iriso made an equity investment of $500,000 in SurgX in exchange for an ownership interest of approximately 3%. In conjunction with this equity investment, Iriso received a 15 year co-license to manufacture and sell the Company's SurgX technology for board level ESD protection exclusively in Japan. These products are marketed under the SurgX trademarks. Iriso is currently providing samples to prospective customers and plans the market launch of Surgx surface mount and connector components in late calendar year 1998.

     In fiscal 1997, SurgX entered into two SurgTape milestone-based product development agreements with two manufacturers of integrated circuits. While SurgX completed the electrical proof of concept milestone with one such manufacturer, the Company was unable to repeat this success with the second manufacturer. Subsequently, these manufacturers did not commit additional funding for any further development and substantially all development efforts for SurgTape for on-chip protection have been abandoned. The two manufacturers who funded the initial development expressed interest in testing and evaluating SurgTape when the performance and design parameters are improved to the levels required by their proprietary integrated circuits and their package requirements.

     After development efforts for the board level protection products are successfully completed, management will renew efforts to investigate new development contracts for on-chip protection with integrated circuit manufacturers. However, there can be no assurance that SurgX will be able to consummate any of these relationships, that any such relationship will be on commercially advantageous terms to SurgX, or that any of the products will be ultimately developed.

                      ORYX INSTRUMENTS AND MATERIALS CORPORATION

     Prior to February 27, 1998 Oryx Instruments and Materials Corporation designed, manufactured and marketed test equipment, specialized materials and electromagnet systems for the hard disk drive and semiconductor industries. On February 27, 1998, a third party acquired 8,000,000 shares of Class A Common Stock of Oryx Instruments and Materials Corporation for a purchase price of $500,000. As part of the sale transaction, Oryx Instruments and Materials then redeemed 8,000,000 shares of the Company's 10,000,000 share holdings of Class A Common Stock for an aggregate price of $1,500,000. Terms of the 8,000,000 share stock redemption include $500,000 paid on the closing, $333,000 payable on February 27, 1999 and $667,000 payable on February 27, 2000 pursuant to a promissory note and stock pledge agreement. As part of the sale, Oryx Instruments and Materials distributed all the assets and liabilities of the Materials business segment and certain other assets of the Instruments business segment to the Company. The Company retains an ownership interest of 19.9% in Oryx Instruments and Materials.

MATERIALS BUSINESS UNIT BACKGROUND

     The Company currently owns and operates the former materials division of Oryx Instruments and Materials Corporation. This division offers specialized materials assemblies based upon the patented Intragene -TM- ceramic metallization and joining system.

     The materials division product line consists of Intragene-TM- based sputtering target assemblies and electromagnent systems. The sputtering target assemblies have been sold into the rigid disk market since 1986 and are considered one of the most reliable such assemblies in the market today.

     Sputtering target assemblies are manufactured by materials companies and sold to end-users as source materials for coating other materials via a vacuum based process called sputtering. Sputtering is employed as the primary method for depositing thin film functional and protective layers on rigid magnetic media (hard disks), as well as in many semiconductor manufacturing operations. Once a target is made, it must usually be incorporated into the sputtering apparatus by joining it to a backing plate to make sound electrical, thermal and mechanical contact. The bonding of a target to the backing plate, which is usually made of copper, forms what is known as the "bonded target assembly."

     The materials division manufactures these high quality sputtering target assemblies based primarily on its patented Intragene-TM- metal to non-metal and metal to metal joining process. The Intragene-TM- process is a proprietary methodology developed by metallurgists and materials scientists at the Company and has been granted six U.S. patents as well as national phase patents based on two European patent applications and three Japanese patents. The Intragene-TM-process facilitates the ability to metallize, solder or braze a wide range of engineering ceramics, graphite and refractory metals. The materials division also manufactures electromagnet systems which produce very accurate and high level electromagnet fields. These products are sold to magnetic recording head manufacturers who often utilize these systems for wafer plating.

     The materials division employs personnel with extensive backgrounds in engineering materials and joining. This has allowed it to develop several approaches to bonding brittle solids of low to intermediate thermal expansion to typical high-expansion backing plate materials such as copper and aluminum. The Company's experience in assembly, design and stress reduction, combined with the ability to produce bonded target assemblies, has enabled it to become a supplier of such products selling directly to the thin-film magnetic media manufacturers.


     The materials division's primary customers of the bonded targets are Fuji Electric, MMC Technology, Inc., Seagate Recording Media, Inc. (formerly, Conner Peripherals and Seagate Magnetics), Trace Technology, and Western Digital Media Corporation. Primary customers for the materials division's electromagnet system are DAS Devices, Inc. and Read Rite Corp. The following customers, individually represented more than 10% of the Company's total revenue and, as a group, represented 81% of the Company's revenue of the Materials business for the six months ended August 31, 1998: Heraeus Precision Engineering PTE, LTD, Matsubo Company LTD, MMC Technology, Inc. and Western Digital Corporation.

     The materials division derives substantially all of its revenue from rigid magnetic media manufacturers. During the fourth quarter of fiscal 1998 the disk drive industry experienced a significant slow down which has had and continues to have a direct impact on the Company's sales. Demand for bonded sputtering target assemblies continues to be suppressed as world-wide demand for rigid magnetic media are at low levels. Management currently believes that demand for product will increase toward the end of fiscal 1999, as the disk drive industry itself recovers.

     Magnetic media manufacturers are presently working on new technologies which could significantly reduce the demand for the Company's sputtering target assemblies. Currently, magnetic media manufacturers are exploring Chemical Vapor Deposition ("CVD") techniques as alternatives to the sputtering target assembly due to expected superior product performance and reduced cost. The Company is exploring the feasibility of being a supplier of this new technology as well as offering new synergistic products to its current customer base. There can be no assurances that the Company will be able to develop and supply new products or that its current products will not be rendered obsolete by new technologies.

     The Company's operations in the ESD and materials businesses have been partially funded through government contracts.

     The Company has also undertaken research programs with the DoD, and has been the recipient of four Phase I and two Phase II SBIR (Small Business Innovative Research) contracts from NASA, two Phase I contracts from the DoD, and one Phase I contract from the National Science Foundation during its 1992-1997 fiscal years, most of which involve applications of its Intragene-TM-and related core technology. The contracts represent grants totaling over $2 million.


     The Company was awarded two Phase II SBIR research and development contracts. One such contract with the US Army Tank Automotive Command in Warren, Michigan, is valued at $600,000 and is for development of impact absorbing Materials. This contract started in March 1996, has a 33-month term and will be concluded by December 1998. The other contract from BMDO, monitored through the Office of Naval Research, relates to the development of a fabrication protocol for the high volume manufacturing of the Company's SurgX devices for ESD surge suppression. This contract started in July 1997, has a 24-month term and is valued at approximately $1.5 million with one-half being provided as matching funds from Oryx or partner companies. The expected completion of this contract is March 1999. Under all government research contracts, the Company recognized $716,000, $627,000 and $339,000 of revenue and $734,000, $422,000 and $445,000 of cost of sales for the years ending February 28, 1998 and 1997 and for the six months ending August 31, 1998, respectively.


            ORYX POWER PRODUCTS CORPORATION (DISCONTINUED OPERATION)

     Oryx Power Products Corporation ("Power Products" or "Oryx Components") designed, manufactured and marketed custom and standard AC/DC switching power supplies and high density DC/DC power conversion products for various electronics products, and provided contract manufacturing services to OEMs. On March 2, 1998, Oryx's Power Products business was sold in its entirety through a disposition of substantially all of its assets and liabilities to Todd Power Products, and the name Oryx Power Products was changed as part of such sale to Oryx Components Corporation.

     The Company's predecessor, Advanced Technology, Inc. ("ATI"), was incorporated on April 21, 1976 in New Jersey. On July 25, 1993, ATI formed the Company as a wholly-owned Delaware subsidiary, and on September 29, 1993, ATI merged into the Company. The Company's offices are located at 47341 Bayside Parkway, Fremont, California 94538, and its telephone number is (510) 249-1144.


                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of Common Stock for the account of the Selling Security Holders. However, with respect to the Warrants, the Company will receive proceeds from the exercise of the Warrants, the timing of which is at the discretion of the holders of the Warrants. In the event all of the Warrants, if any, were to be exercised, the Company would receive net proceeds of approximately $247,249, after payment of offering expenses estimated to be approximately $18,076. No proceeds will be obtained by the Company from the sale to the Warrant holders of the shares issued upon exercise of the Warrants. It is anticipated that the net proceeds upon exercise of the Warrants, if any, will be used by the Company for expansion of operations and product lines and for working capital. The actual allocation of proceeds realized from the exercise of the Warrants will depend upon the amount and timing of such exercises, the Company's operating revenues and cash position at such time and its working capital requirements during the course of such exercise period. There can be no assurances that any of the Warrants will be exercised.

     While the intended use of Warrants proceeds is consistent with the Company's current business plan objectives, the Company reserves the right to change the use of such proceeds depending on working capital requirements and opportunities afforded to the Company. Pending utilization of the Warrant proceeds as described above, if any, the net proceeds of the Warrant offering will be deposited in interest bearing accounts or invested in money market instruments, government obligations, certificates of deposits or similar short-term investment grade interest bearing investments.

                               SELLING SECURITY HOLDERS

     The following table sets forth the name of the Selling Security Holders, the amount of shares of Common Stock held directly or indirectly or underlying the Warrants and other derivative securities of the Company owned by the Selling Security Holders on the date hereof, the amount of shares of Common Stock to be offered by the Selling Security Holders, the amount to be owned by the Selling Security Holders following sale of such shares of Common Stock and the percentage of shares of Common Stock to be owned by the Selling Security Holders following completion of such offering. As of August 31, 1998, there were issued and outstanding 13,124,821 shares of Common Stock of the Company as to which the percentages referred to below are based.



 Name of Selling                       Number of       Shares to    Percentage Owned  Shares Owned
 Security Holder                       Shares Owned    be Offered   Before Offering   After Offering
 ---------------                       ------------    ----------   ---------------   --------------
KBK Financial Inc. (1)                   174,546         174,546        1.3%              -0-

Continental Capital & Equity             262,500         262,500        1.5%              -0-
Corporation (2)


----------------

*    Represents less than 1%.

(1) Represents shares issueable upon exercise of a warrant issued to a financial institution in connection with a six month bridge loan to the Company.

(2) Represents 202,500 shares of Common Stock and a warrant to purchase 60,000 shares of Common Stock issuable upon exercise of a warrant issued pursuant to the terms of a market access program marketing agreement between the Company and the Selling Security Holder.

     The Company has agreed to pay for all costs and expenses incident to the issuance, offer, sale and delivery of the Shares and the Warrants, including, but not limited to, all expenses and fees of preparing, filing and printing the Registration Statement and Prospectus and related exhibits, amendments and supplements thereto and mailing of such items. The Company will not pay selling commissions and expenses associated with any such sales by the Selling Security Holders. The Selling Security Holders have advised the Company that sales of the Shares may be made from time to time by or for the account of the Selling Security Holders in one or more transactions in the over-the-counter market, in negotiated transactions or otherwise, at prices related to the prevailing market prices or at negotiated prices.

                              PLAN OF DISTRIBUTION

     The Shares may be sold from time to time by the Selling Security Holders. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods: (i) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent for the Selling Security Holder; (ii) ordinary brokerage transactions; (iii) transactions in which the broker solicits purchasers and (iv) privately negotiated transactions. In effecting sales, brokers or dealers engaged by the Selling Security Holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions from the Selling Security Holders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.

                            DESCRIPTION OF SECURITIES

     The Company is currently authorized to issue up to 25,000,000 shares of Common Stock par value $.001 per share, of which 13,124,821 shares were outstanding as of August 31, 1998. The Company is also authorized to issue up to 3,000,000 shares of Preferred Stock, par value $.001 per share, of which 4,500 shares of Series A Preferred Stock were outstanding as of August 31, 1998.

COMMON STOCK

     Each share of Common Stock entitles the holders thereof to one vote. Holders of Common Stock do not have cumulative voting rights which means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and in such event, the holders of the remaining shares will not be able to elect any directors. The Bylaws of the Company require that only a majority of the issued and outstanding shares of Common Stock of the Company need be represented to constitute a quorum and to transact business at a stockholders' meeting.

     Subject to the dividend rights of the holders of any outstanding shares of Preferred Stock, holders of shares of Common Stock are entitled to share, on a ratable basis, such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, after payment to creditors and holders of any outstanding shares of Preferred Stock, the assets of the Company will be divided pro rata on a per share basis among the holders of the Common Stock. The Common Stock has no preemptive, subscription or conversion rights and is not redeemable by the Company. The Shares of the Company's Common Stock which may be issued upon exercise of the Company's publicly traded warrants (the "Public Warrants"), the Underwriters' warrants issued in the Company's previous public offering and other warrants and options issued by the Company when issued in accordance with the terms thereof, will be duly authorized, validly issued, fully paid and non-assessable.

COMMON STOCK PURCHASE WARRANTS

     Warrants registered on Form SB-2 (Registration Number 33-72104, effective April 6, 1994) ("the Public Warrants") were issued in registered form pursuant to an Agreement, dated April 6, 1994 (the "Warrant Agreement"), between the Company and North American Transfer Co., as Warrant Agent (the "Warrant Agent"). The following discussion of certain terms and provisions of the Public Warrants is qualified in its entirety by reference to the detailed provisions of the Statement of Rights, Terms and Conditions for the Public Warrants which forms a part of the Warrant Agreement.

     Each of the Public Warrants currently entitles the registered holder to purchase 2.1 shares of Common Stock. The Public Warrants are exercisable at $3.50 per Warrant which is the equivalent of $1.69 per share of Common Stock, subject to certain further adjustments. The Public Warrants are entitled to the benefit of adjustments in their exercise prices and in the number of shares of Common Stock or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger.

     The Public Warrants may be exercised at any time commencing October 6, 1994 and continuing thereafter until April 6, 1999, unless such period is extended by the Company. After the expiration date, Public Warrant holders shall have no further rights. Public Warrants may be exercised by surrendering the certificate evidencing such Public Warrant, with the form of election to purchase on the reverse side of such certificate properly completed and executed, together with payment of the exercise price and any transfer tax, to the Warrant Agent. If less than all of the Public Warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of Public Warrants. Payment of the exercise price may be made by cash, bank draft or official bank or certified check equal to the exercise price.

     Public Warrant holders do not have any voting or any other rights as stockholders of the Company. The Company has the right at any time beginning October 6, 1994 to repurchase the Public Warrants, at a price of $.05 per Public Warrant, by written notice to the registered holders thereof, mailed 30 days prior to the repurchase date. The Company may exercise this right only if the closing bid price for the Common Stock for 20 trading days during a 30 consecutive trading day period ending no more than 10 days prior to the date that the notice of repurchase is given, equals or exceeds $5.10 per share, 145% of the offering price per share, attributing no value to the Public Warrants subject to adjustment for stock dividends and stock splits. Any such repurchase shall be for all outstanding Public Warrants. If the Company exercises its right to call Public Warrants for repurchase, such Public Warrants may still be exercised until the close of business on the day immediately preceding the date fixed for repurchase. If any Public Warrant called for repurchase is not exercised by such time, it will cease to be exercisable, and the holder thereof will be entitled only to the repurchase price. Notice of repurchase will be mailed to all holders of Public Warrants of record at least thirty (30) days, but not more than sixty (60) days, before the repurchase date. The foregoing notwithstanding, the Company may not call the Public Warrants at any time that a current registration statement under the Act is not then in effect.

     The Warrant Agreement permits the Company and the Warrant Agent, without the consent of Public Warrant holders, to supplement or amend the Warrant Agreement in order to cure any ambiguity, manifest error or other mistake, or to address other matters or questions arising thereunder that the Company and the Warrant Agent deem necessary or desirable and that do not adversely affect the interest of any Public Warrant holder. The Company and the Warrant Agent may also supplement or amend the Warrant Agreement in any other respect with the written consent of holders of not less than a majority in the number of the Public Warrants then outstanding; however, no such supplement or amendment may
(i) make any modification of the terms upon which the Public Warrants are exercisable or may be redeemed; or (ii) reduce the percentage interest of the holders of the Public Warrants without the consent of each Public Warrant holder affected thereby.

     In order for the holder to exercise a Public Warrant, there must be an effective registration statement, with a current prospectus, on file with the Securities and Exchange Commission covering the shares of Common Stock underlying the Public Warrant, and the issuance of such shares to the holder must be registered, qualified or exempt under the laws of the state in which the holder resides. If required, the Company will file a new registration statement with the Commission with respect to the securities underlying the Public Warrants prior to the exercise of such Public Warrants and will deliver a prospectus with respect to such securities to all holders thereof as required by
Section 10(a)(3) of the Securities Act of 1933.

PREFERRED STOCK

     The Company is authorized to issue 3,000,000 shares of Preferred Stock, par value $.001 per share, issuable in such series and bearing such voting, dividend, conversion, liquidation and other rights and preferences as the Board of Directors may determine. Of such shares, 45,000 shares were designated Series A 2% Convertible Cumulative Preferred Stock (the "Series A Preferred Stock"), and 4,500 shares were outstanding as of August 31, 1998.

     Shares of Series A Preferred Stock accrue cumulative preferred cash dividends at the annual rate of 2% or $0.50 per share, payable semi-annually commencing November 1, 1993. The holders of the Series A Preferred Stock have no right to have the Company redeem such shares, and the Company is not obligated to redeem such shares under any circumstances. The holders of Series A Preferred Stock are entitled to receive, upon a voluntary or involuntary dissolution, liquidation or winding up of the Company, $25.00 per share plus an amount equal to all accrued and unpaid dividends, if any.

     At the election of the holder thereof, each share of Series A Preferred Stock is convertible into 11.67 shares of Common Stock, subject to certain adjustments. If all 4,500 shares of outstanding Series A Preferred Stock were converted, there would be issued approximately 52,515 shares of Common Stock of the Company. Holders of Series A Preferred Stock have one vote per share on all matters submitted to the stockholders of the Company. In addition, the affirmative vote of at least a majority of the outstanding Series A Preferred Stock is required to approve any adverse change in the preferences, rights or limitations with respect to the Series A Preferred Stock.


                       SPECIAL MEETING OF STOCKHOLDERS


     The Company has notified its stockholders that a special meeting of stockholders will be held on or about January 15, 1999 for the purpose of approving an amendment to the Company's Restated Certificate of Incorporation to effect a stock combination (reverse stock split) pursuant to which every five (5) shares of the Company's outstanding Common Stock will be exchanged for one (1) new share of Common Stock. The reverse stock split will not change the number of the Company's authorized shares of Common Stock or Preferred Stock or the par value of the Common Stock or the Preferred Stock.



     If the reverse stock split is approved, the Company's Board of Directors will have authority, without further stockholder approval, to effect the reverse split. The reverse split will be effected simultaneously for all Common Stock. Upon effectiveness of the reverse split, each five shares of Common Stock will be exchanged for one new share of Common Stock and fractional shares will be rounded up to the next whole share. Each option or warrant right for Common Stock would entitle the holder to acquire a number of shares equal to the number of shares which the holder was entitled to acquire prior to the reverse split divided by five and at the exercise price in effect immediately prior to the reverse split multiplied by five.



     The Company's Board of Directors will have the authority to determine the exact timing of the effective date of the reverse split, without further stockholder approval. Such timing will be determined in the judgment of the Board of Directors. The Board of Directors also reserves the right, notwithstanding stockholder approval and without further action by stockholders, not to proceed with the reverse split, if, at any time prior to filing the Amendment with the Secretary of State of the State of Delaware, the Board of Directors, in its sole discretion, determines that the reverse split is no longer in the best interests of the Company and its stockholders. The Board of Directors may consider a variety of factors in determining whether or not to implement the reverse split including, but not limited to, overall trends in the stock market, recent changes and anticipated trends in the per share market price of the Company's Common Stock, business and transactional developments, and the Company's actual and projected financial performance. The reverse split will not change the proportionate equity interests of the Company's stockholders, nor will the respective voting rights and other rights of stockholders be altered. The primary purpose of the reverse split is to increase the per share price of the Company's Common Stock above $1.00 to maintain its compliance with Nasdaq listing standards. See RISK FACTORS -- POTENTIAL NASDAQ DELISTING.



                              STOCK TRANSFER AGENT

     The transfer agent for the shares of Common Stock is North American Transfer Co., 147 West Merrick Road, Freeport, New York 11520.

                                  LEGAL MATTERS

     Certain legal matters in connection with the Shares being offered hereby will be passed upon for the Company by Wise & Shepard LLP, 3030 Hansen Way, Suite 100, Palo Alto, California 94304.

                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB/A2 of Oryx Technology Corp. for the year ended February 28, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 INDEMNIFICATION

     Section 145 of the General Corporation Law of Delaware, under which jurisdiction the Company is incorporated, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify against expenses (including attorneys' fees) and, other than in respect of an action by or in the right of the corporation, against judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification of expenses may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
Section 145 of the General Corporation Law of Delaware further provides that to the extent a director, officer, employee or agent of the corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

     The By-laws of the Company require the Company to indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.
            --------------------------------------------

     The following table sets forth the estimated expenses of the Registrant in connection with the offering described in this Registration Statement.

     Securities & Exchange Commission
       Registration fee . . . . . . . . . . . . . $    76
     Legal fees and expenses. . . . . . . . . . . $10,000*
     Accounting fees and expenses . . . . . . . . $ 6,000*
     Printing & Engraving Expenses. . . . . . . . $ 1,000*
     Miscellaneous. . . . . . . . . . . . . . . . $ 1,000*

          Total . . . . . . . . . . . . . . . . . $18,076


*Estimated

Item 15.  Indemnification of Directors and Officers.
-------------------------------------------------------------

     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if he or she had no reason to believe his conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually incurred by any director or officer in connection with the defense or settlement of an action, if such person has acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant is reasonably entitled to indemnity for such expenses despite such adjudication of liability.


     The Company's Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, the Company's directors will not be liable for monetary damages, for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision and the Certificate of Incorporation does not eliminate the duty of care and in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the directors' duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders for any transaction from which the director derived an improper personal benefit for acts or omissions involving a reckless disregard of the director's duty to the Company or its stockholders where the director was aware or should have been aware of the risk of serious injury to the Company or its stockholders for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its stockholders for improper transactions between the director and the Company and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect the director's responsibilities under any other laws such as the federal securities laws or state or federal environmental laws.


     The Company's Bylaws provide that the Company has the power to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

     Pursuant to the authority provided for in the Company's Certificate of Incorporation, the Company has entered into indemnification agreements with each of its officers and directors, indemnifying them against certain potential liabilities that may arise as a result of their service to the Company.

     The Company also maintains insurance policy covering the liability and expenses which might be incurred in connection with lawful indemnification of directors and officers of the Company and its majority owned subsidiaries for certain liabilities and expenses of such directors and officers for acts in those capacities. Such directors and officers are also insured against certain liabilities and expense incurred for acts in such capacities and for which they are not entitled to indemnification by the Company.

Item 16.  Exhibits.



EXHIBIT NO.  DESCRIPTION OF EXHIBITS
-----------  -----------------------

3.1       Certificate of Incorporation of the Registrant dated July 26, 1993(1)
3.2       Bylaws of the Registrant dated July 26, 1993(1)
3.3       Certificate of Amendment to Certificate of Incorporation dated
          July 23, 1993(1)
3.3A      Certificate of Amendment of Certificate of Incorporation dated
          February 7, 1996(4)
4.1       Specimen Common Stock Certificate(1)
4.2       Specimen Common Stock Purchase Warrant(1)
4.3       Warrant Agency Agreement including Statement of Rights, Terms and
          Conditions for Callable Stock Purchase Warrants(2)
4         Incentive and Nonqualified Stock Option Plan, as Amended(5)
4.4A      1996 Directors Stock Option Plan(5)
4.4B      1995 Directors Stock Option Plan(6)
4.5       Form of Promissory Note issued to Series A Preferred Stock investors(1)
4.6       Unit Purchase Warrant(1)


4.7       Form of Warrants issued to Yorkton Securities, Inc. in December 1996 and February 1997(8)
4.8 Nonstatutory Stock Option Agreement, dated as of March 1, 1998, between the Registrant and Bharat Shah.(5)
4.9 Nonstatutory Stock Option Agreement, dated as of March 1, 1998, between the Registrant and Bharat Shah.(5)
4.10 Nonstatutory Stock Option Agreement, dated as of March 1, 1998, between the Registrant and Paul Dickerson.(5)
4.11 Nonstatutory Stock Option Agreement, dated as of March 1, 1998, between the Registrant and Thomas Landgraf.(5)
4.12 Nonstatutory Stock Option Agreement, dated as of March 1, 1998, between the Registrant and Charles Ray.(5)
4.13 Nonstatutory Stock Option Agreement, dated as of March 1, 1998, between the Registrant and Gary Sollner.(5)
4.14 Warrant dated as of August 10, 1998, between the Registrant and Continental Capital & Equity Corporation.
4.15 Stock Warrant dated as of February 27, 1998, between the Registrant and KBK Financial, Inc.*
5.1 Opinion of Wise & Shepard LLP as to the validity of the securities being registered.*
10.1 Lease Agreement with Renco Investment Company re: Fremont, California office, a laboratory and manufacturing facility(1)
10.2 Lease Agreement with FINSA re: Reynosa, Mexico, manufacturing facility(3)
10.3 Lease Agreement with Greer Enterprises re: Fremont, California manufacturing facility(3)
10.4 Lease Agreement with Hospitak/Meditron re: McAllen, Texas, warehouse facility(3)
10.5      Lease Agreement with Security Capital Industrial Trust re: Fremont,
          California manufacturing facility(4)
10.6      Lease Agreement with OTR, State Teachers Retirement System of Ohio re:
          Mt. Prospect, Illinois office(4)
10.7 Lease Agreement with E.B.J. Partners LP re: Fremont, California office and manufacturing facility(12)
10.8      Letter of Separation Agreement with Andrew Wilson(12)
10.9      Letter of Employment Agreement with Mitchel Underseth(12)
10.10     Letter of Employment Agreement with Philip Micciche(12)
10.11     Letter of Employment and Non-Competition Agreement with Andrew
          Intrater(1)
10.12     Agreement for the Purchase and Sale of Stock with Intek Diversified
          Corporation(1)
10.13     Asset Purchase Agreement with Zenith Electronics Corporation(1)
10.14     Promissory Notes issued in interim debt financing(1)
10.15     Common Stock Purchase Warrants issued in interim debt financing(3)
10.16     Placement Agency Agreement between the Company and Yorkton Securities,
          Inc. dated February 8, 1996, as amended April 22, 1996(4)
10.17 Form of Subscription Agreement between the Company and various investors in Yorkton Private Placement dated February 29, 1996 and
          May 13, 1996(4)
10.18 Offering Memorandum dated February 8, 1996 and Supplement thereto dated April 22, 1996, relating to Yorkton private placement(4)
10.19     Settlement Agreement between the Company and Zenith Electronics
          Corporation dated February 29, 1996, as amended April 16, 1996(4)


10.20     Agreement between the Company and Bussmann dated July, 1996(12)
10.21     Agreement between the Company and National Semiconductor dated June 7,
          1996(12)
10.22     Agreement between the Company and LSI Logic dated September 30,
          1996(12)
10.23     Agency Agreement between the Company and Yorkton Securities, Inc.
          dated December 4, 1996, as amended January 23, 1997(8)
10.24     Form of Subscription Agreement between the Company and various investors in Yorkton Private Placement dated December 4, 1996(9)
10.25     Asset Purchase Agreement relating to the acquisition of Power Sensors
          Corporation by Oryx Power Products Corporation dated December 19,
          1996(6)
10.26     Stock Purchase and Reorganization Agreement by and among the
          Registrant, Corus Investment, Ltd. and Oryx Instruments and Materials
          Corporation Dated February 27, 1998(10)
10.27     Stockholders' Agreement Dated February 27, 1998(10)
10.28     Pledge Agreement Dated February 27, 1998(10)
10.29     Promissory Note Dated February 27, 1998(10)
10.30     Asset Purchase Agreement by and among the Registrant, Todd Power
          Corporation and Oryx Power Products Corporation Dated March 2,
          1998(11)
10.31     License Agreement with Iriso Electronics Limited(13)
10.32     Stock Purchase Agreement with Iriso Electronics Limited(13)
10.33     Agreement with Office of Naval Research(13)
10.34     Das Devices Inc. Preferred Stock Purchase Agreement(13)
10.35     Arvind Patel Separation Agreement(13)
10.36     Amended Bussmann License Agreement(13)
10.37     Revolving Account Transfer and Purchase Agreement(13)
10.38     First Amendment to Loan Agreement(13)
10.39     Revolving Credit Promissory Note(13)
10.40     Second Amendment to Loan Agreement(13)
10.41     Market Access Program Marketing Agreement dated as of August 7, 1998, by and between the Registrant and Continental Capital & Equity
          Corporation.
10.42     Term Promissory Note dated February 27, 1998 payable to KBK
          Financial, Inc.(13)
10.43     Loan Agreement dated May 29, 1997 with KBK Financial, Inc.(13)
21        Subsidiaries of the Registrant(4)
23.1      Consent of Independent Accountants*
23.2      Consent of Wise & Shepard LLP (incorporated in opinion included in
          Exhibit 5.1).*


*  Filed herewith.


(1) Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 (Registration No. 33-72104) which became effective on April 6, 1994 and is incorporated herein by reference.

(2) Previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on March 27, 1995.

(3) Previously filed as an exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995.

(4) Previously filed as an exhibit to the Company's Annual Report on Form 10-KSB (as Amended) for the fiscal year ended February 29, 1996.

(5) Previously filed as an exhibit to the Company's Registration Statement on Form S-8 (Registration No. 333-62767) filed with the Commission on September 1, 1998 and is incorporated herein by reference.

(6) Previously filed as an exhibit to the Company's Registration Statement on Form S-8 (Registration No. 333-07409) filed with the Commission on July 2, 1996 and incorporated herein by reference.

(7) Previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on January 3, 1997.

(8) Previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on February 21, 1997.

(9) Previously filed as an exhibit to the Company's Registration Statement on Form S-3 (Registration No. 333-23317) which became effective on March 31, 1997 and is incorporated herein by reference.

(10) Previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on March 16, 1998.

(11) Previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on March 23, 1998.

(12) Previously filed as an exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1997.

(13) Previously filed as an exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1998.


Item 17.  Undertakings.

          (a)  The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which it offers or sells securities being made, a post-effective amendment to this Registration Statement.

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California on December 4, 1998.



ORYX TECHNOLOGY CORP.


     By:   /S/  PHILIP J. MICCICHE
        ----------------------------------
     Philip J. Micciche
     President and Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each officer or director of Oryx Technology Corp. whose signature appears below constitutes and appoints Philip
J. Micciche and Mitchel Underseth, and each of them severally her/his true and lawful attorney-in-fact and agent, with full and several power of substitution, for her/him and in her/his name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or she/he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or her/his or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


SIGNATURE                               TITLE                         DATE


/S/ PHILLIP J. MICCICHE            President & Chief Executive        December 4, 1998
---------------------------        Officer & Director (Principal
Philip J. Micciche                 Executive Officer)





/S/ MITCHEL UNDERSETH              Chief Financial Officer            December 4, 1998
---------------------------        & Director (Principal
Mitchel Underseth                  Financial and Accounting
                                   Officer)




/S/ ANDREW INTRATER                Secretary, Treasurer & Director    December 4, 1998
---------------------------
Andrew Intrater



/S/ DR. JOHN ABELES                Director                           December 4, 1998
---------------------------
Dr. John Abeles



/S/ JAY M. HAFT                    Director                           December 4, 1998
---------------------------
Jay M. Haft



/S/ RICHARD HUBBARD                Director                           December 4, 1998
---------------------------
Richard Hubbard



/S/ DOUG MCBURNIE                  Director                           December 4, 1998
---------------------------
Doug McBurnie



/S/ TED MORGAN                     Director                           December 4, 1998
---------------------------
Ted D. Morgan


                                ORYX TECHNOLOGY CORP.

                 AMENDMENT NO. 2 TO REGISTRATION STATEMENT ON FORM S-3

                                  INDEX TO EXHIBITS




 Exhibit
 Number    Description
 -------   -----------
 5.1       Opinion of Wise & Shepard LLP.

 23.1      Consent of Independent Accountants.

 23.2      Consent of Wise & Shepard LLP (incorporated into opinion included in
           Exhibit 5.1).
